CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Shareholders of PowerLinx, Inc.

We hereby consent to the use in this Registration Statement No. 333-135168 of PowerLinx, Inc., of our report on the financial statements of PowerLinx, Inc., for the years ended December 31, 2005, 2004, dated March 17, 2006 (except for
Note 17, as to which the date is March 29, 2006, and for Note 18, as to which the date is August 17, 2006, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern and a restatement, respectively), and to all other references of our firm included in this Registration Statement, Amendment No.1, on Form SB-2/A.


                  /s/ Aidman, Piser & Company, P.A.
                  ------------------------------------
                  Aidman, Piser & Company, P.A.

                  Tampa, Florida
                  August 30, 2006